RUBIN BAUM LEVIN CONSTANT & FRIEDMAN
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                                  [LETTERHEAD]



                                June 11, 1998




Palatin Technologies, Inc.
214 Carnegie Center, Suite 100
Princeton, New Jersey 08540


     We have acted as counsel for Palatin Technologies, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on June 11, 1998, under the Securities Act of 1933, as amended (the "Act"), for registration under the Act of the following securities of the Company:

     1. Up to 343,180 shares of common stock, par value $.01 per share (the "Common Stock"), issuable upon conversion of 18,875 shares of the Company's Series B Convertible Preferred Stock, par value $0.01 per share (the "Series B Convertible Preferred Stock"); and

     2. Up to 343,182 additional shares of Common Stock issuable upon an adjustment in the conversion price of the Series B Convertible Preferred Stock.

     As counsel to the Company, we have examined such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of this opinion. Upon the basis of such examination, we advise you that in our opinion:




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RUBIN BAUM LEVIN CONSTANT & FRIEDMAN
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Palatin Technologies, Inc.
June 11, 1998
Page 2



     1. Up to 343,180 shares of Common Stock issuable upon conversion of currently outstanding shares of Series B Convertible Preferred Stock, if and when paid for and issued upon conversion of the Series B Preferred Stock in accordance with the terms of the Series B Convertible Preferred Stock
Certificate of Designations, will be legally issued, fully paid and non-assessable.

     2. Up to 343,182 shares of Common Stock issuable upon adjustment in the conversion price of the Series B Convertible Preferred Stock, if and when paid for and issued upon conversion of the Series B Convertible Preferred Stock in accordance with the terms of the Series B Convertible Preferred Stock
Certificate of Designations, will be legally issued, fully paid and non-assessable.

     We are members of the Bar of the State of New York, and the opinions expressed herein are limited to questions arising under the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement. Reference is made to the section of the Registration Statement entitled "Legal Matters" for a description of ownership of the Company's securities by certain attorneys of this firm.

                                    Very truly yours,


                                    RUBIN BAUM LEVIN CONSTANT & FRIEDMAN